Exhibit 23.1







                         Consent of Independent Auditors







The Board of Directors and Shareholders
UQM Technologies, Inc.:

Our report dated May 18, 2001, states that we did not audit the financial statements of Taiwan UQM Electric Co., Ltd. (a 38.25% owned investee company). The financial statements of Taiwan UQM Electric Co, Ltd. were audited by other auditors whose report has been furnished to us, and our opinion, insofar as it relates to the amounts included for Taiwan UQM Electric, Co., Ltd. for the year ended March 31, 1999 is based solely on the report of the other auditors.

We consent to the incorporation by reference in the registration statements on Forms S-8 (Nos. 33-23113, 33-24071, 33-34612, 33-35055, 33-34613, 33-41325,
33-64852, 33-47454, 33-81430 and 33-92288) and in the registration statements on Forms S-3 (Nos. 33-6116, 33-63399, 333-01919, 333-13883, 333-44597, 333-23843,
33-50393, 333-52861, 333-67313 and 333-78525) of UQM Technologies, Inc. of our
report dated May 18, 2001 relating to the consolidated balance sheets of UQM Technologies, Inc. and subsidiaries as of March 31, 2001 and 2000, and the related consolidated statements of operations, stockholders' equity and comprehensive income (loss), and cash flows for each of the years in the three-year period ended March 31, 2001, which report appears in the March 31, 2001 Annual Report on Form-K of UQM Technologies, Inc.


                                                                  /s/KPMG LLP
                                                                     KPMG LLP